EXHIBIT 10.6

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

RESTRICTED STOCK GRANT AGREEMENT

This RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”), dated as of ____________ (the “Date of Grant”), is delivered by Antares Pharma, Inc. (the “Company”), to __________________ (the “Grantee”).

RECITALS

A. The Company maintains the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated (the “Plan”), which provides for the grant of restricted stock in accordance with the terms and conditions of the Plan.  The Board of Directors of the Company (the “Board”) has decided to make a restricted stock grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B. The Board is authorized to appoint a committee to administer the Plan and if a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Restricted Stock Grant.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee _______ shares of common stock of the Company, subject to the restrictions set forth below and in the Plan (the “Restricted Stock”).  Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

2. Vesting and Nonassignability of Restricted Stock.

(a) Service-Based Vesting.  Subject to Sections 2(b) and 2(c), the shares of Restricted Stock shall become vested, and the restrictions described in Sections 2(c) and 2(d) shall lapse, according to the following vesting schedule set forth in this Section 2(a), if the Grantee continues to be Employed by, or provide service to, the Employer (as defined in the Plan) from the Date of Grant until the applicable vesting date.  The vesting of the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares of Restricted Stock.  If the vesting schedule in this Section 2(a) would produce fractional shares, the number of shares of Restricted Stock that vest shall be rounded down to the nearest whole share.

Vesting Date	Shares Vested on Vesting Date

(b) Change of Control.  Except as otherwise provided in a written employment agreement entered into by and between the Grantee and the Employer (as defined in the Plan), in the event of a Change of Control (as defined in the Plan) before the Restricted Stock is fully vested in accordance with the vesting schedule set forth in Section 2(a) above, the Board may take such actions with respect to the vesting of the shares of Restricted

Stock as it deems appropriate pursuant to the Plan; provided that if the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) as a result of the Change of Control and the Restricted Stock is assumed by, or replaced with an award with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation) and the Grantee ceases to be Employed by, or provide service to, the Employer on account of a termination by the Employer without Cause (as defined in the Plan) upon or within 12 months following a Change of Control and before the Restricted Stock is fully vested in accordance with the vesting schedule set forth in Section 2(a) above, any unvested shares of Restricted Stock shall become fully vested upon such termination of employment.  If the Grantee continues to be Employed by, or provide service to, the Employer through each of the applicable vesting dates set forth in Section 2(a) following the Change of Control, the Restricted Stock will vest pursuant to the vesting schedule set forth in Section 2(a).

(c) Forfeiture.  Except as otherwise provided in a written employment agreement entered into by and between the Grantee and the Employer, if any, or as set forth in Section 2(b) above, if the Grantee ceases to be Employed by, or provide service to, the Employer for any reason before the Restricted Stock is fully vested in accordance with this Agreement, the shares of Restricted Stock that are not then vested shall be automatically forfeited as of the date on which the Grantee ceases to be Employed by, or provide service to, the Employer and must be immediately returned to the Company.

(d) Nonassignability.  During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee.  Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3. Issuance of Certificates.

(a) Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests.  During the Restriction Period, the Grantee shall receive any cash dividends with respect to the shares of Restricted Stock, may vote the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company.  In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(b) When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under Section 2 of this Agreement.

(c) The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

4. Change of Control.  Except as otherwise provided in a written employment agreement entered into by and between the Grantee and the Employer, if any, or as set forth in Section 2(b) above, the provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

5. Grant Subject to Plan Provisions.  This Agreement is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law.  The Board shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder and the Grantee’s acceptance of this grant of Stock Units is the Grantee’s agreement to be bound by the interpretations and decisions of the Board with respect to this grant and the Plan.

6. Withholding.  The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock.  Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

7. Section 83(b) Election.  The Grantee hereby acknowledges that the Grantee has been informed that, with respect to the shares of Restricted Stock, the Grantee may file an election with the Internal Revenue Service, within 30 days of the execution of this Agreement, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) to be taxed currently on any difference between the purchase price of the shares of Restricted Stock and their fair market value on the date of purchase.  Absent such an election, taxable income will be measured and recognized by the Grantee at the time or times at which the forfeiture restrictions on the shares of Restricted Stock lapse.  The Grantee is strongly encouraged to seek the advice of his own tax consultants in connection with the issuance of the shares of Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code.  A form of election under Section 83(b) is attached hereto as Exhibit A for reference.

THE GRANTEE ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S, BUT RATHER THE GRANTEE’S SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY.

8. No Employment or Other Rights.  This Agreement shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9. Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

10. Complete Agreement.  This Agreement will become effective as of the Date of Grant.  Each executed counterpart of this Agreement will constitute an original document and, all of them, together, will constitute the same agreement.  This Agreement records the final, complete, and exclusive understanding of the parties with respect to the matters addressed herein and, except with respect to any written employment agreement by and between the Grantee and the Employer, supersedes any prior or contemporaneous agreement, representation, or understanding, whether oral or written, by either of them, relating to the matters addressed herein.

11. Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12. Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

ANTARES PHARMA, INC.

By:
Name:
Title:

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I acknowledge that I have received the Plan and the Plan prospectus, which are available on the Company’s internal X drive (or successor drive); provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting Human Resources at (609) 359-3020.  I hereby further agree that all of the decisions and determinations of the Board shall be final and binding.

Grantee:

Date:

Exhibit A

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

The undersigned taxpayer hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Regulations”), and in connection with this election supplies the following information:

(1)	Name of taxpayer making election:
Address:
Social Security Number:
Tax Year for which election is being made:

(2) The property with respect to which the election is being made consists of              shares of common stock of Antares Pharma, Inc. (the “Company”).

(3) Date the property was transferred:              (the “Date of Grant”).

(4) The stock is subject to forfeiture to the Company if the taxpayer ceases to be employed by, or provide service to, the Company during the restriction period.  The restriction period lapses according to the following schedule, if the taxpayer is employed by, or providing service to, the Company from the Date of Grant until the applicable vesting date:

Vesting Date	Shares Vested on Vesting Date

Notwithstanding the foregoing, if the taxpayer’s employment or service is terminated by the Company without cause upon or within 12 months following a change of control of the Company, any unvested shares will fully vest upon such termination of employment.

(5) The fair market value at the time of the transfer of the stock (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $              per share.

(6) The amount paid for the stock is $              per share ($             aggregate consideration).

(7) A copy of this statement has been furnished to the Company (and to the transferee of the Stock, if different from the taxpayer) as required by §1.83-2(d) of the Regulations.

(8) This statement is executed as of             .

Taxpayer

INSTRUCTIONS FOR FILING SECTION 83(B) ELECTION

Attached is a form of election under section 83(b) of the Internal Revenue Code.  If you wish to make such an election, you should complete, sign and date the election and then proceed as follows:

1.  Execute three counterparts of your completed election (plus one extra counterpart for each person other than you, if any who receives property that is the subject of your election), retaining at least one photocopy for your records.

2.  Send one counterpart to the Internal Revenue Service Center with which you will file your Federal income tax return for the current year (e.g., Holtsville, New York for New Jersey residents) via certified mail, return receipt requested.  THE ELECTION SHOULD BE SENT IMMEDIATELY, AS YOU ONLY HAVE 30 DAYS FROM THE ISSUANCE/PURCHASE/GRANT DATE WITHIN WHICH TO MAKE THE ELECTION – NO WAIVERS, LATE FILINGS OR EXTENSIONS ARE PERMITTED.

3.  Deliver one counterpart of the completed election to the Company for its files.

4.  If anyone other than you (e.g., one of your family members) will receive property that is the subject of your election, deliver one counterpart of the completed election to each such person.